AMBASSADORS GROUP, INC.
2009 EQUITY PARTICIPATION PLAN
STOCK OPTION AGREEMENT
INCENTIVE STOCK OPTION

THIS AGREEMENT made as of ___________, 200_, by and between Ambassadors Group, Inc., a Delaware corporation (the “Company”), and ___________________ (the “Optionee”).

WITNESSETH:

WHEREAS, the Company has adopted the Ambassadors Group, Inc. 2009 Equity Participation Plan (the “Plan”) for the benefit of its employees, nonemployee directors and consultants and the employees, nonemployee directors and consultants of its affiliates, and

WHEREAS, the Committee has authorized the grant to the Optionee of an Option under the Plan, on the terms and conditions set forth in the Plan and as hereinafter provided,

NOW, THEREFORE, in consideration of the premises contained herein, the Company and the Optionee hereby agree as follows:

1. Definitions.

Terms used in this Agreement which are defined in the Plan shall have the same meaning as set forth in the Plan.

2. Grant of Option.

The Committee hereby grants to the Optionee an option to purchase [insert # of shares] shares of the Company’s Common Stock (“Shares”) for an Option price per Share equal to [insert price] (not less than the Fair Market Value of a Share on the date of the grant of the Option and not less than one hundred ten percent (110%) of the Fair Market Value of a Share if the Optionee is a Ten Percent Stockholder) (the “Option”). The Option is intended by the Committee to be an Incentive Stock Option and the provisions hereof shall be interpreted on a basis consistent with such intent.

3. Option Terms and Exercise Period.

(a) The Option shall be exercised, and payment by the Optionee of the Option price shall be made, pursuant to the terms of the Plan.

(b) All or any part of the Option may be exercised by the Optionee no later than ten (10) years (five (5) years if the Optionee is a Ten Percent Stockholder) after the date of this Agreement.

(c) This Agreement and the Option shall terminate on the earlier of (i) the (10th) anniversary (no later than the tenth anniversary) (the fifth (5th) anniversary if the Optionee is a Ten Percent Stockholder) of the date of this Agreement, or (ii) the date as of which the Option has been fully exercised.

4. Vesting.

Subject to Section 10, the Option shall vest and become exercisable pursuant to the following schedule:

Anniversary of Date of Grant	Percent Vested and Exercisable
Less than 1 year	0%
1 year but less than 2 years	25%
2 years but less than 3 years	50%
3 years but less than 4 years	75%
4 years	100%

5. Termination of Employment.

Sections 6.2 and 6.4 of the Plan shall control.

6. Restrictions on Transfer of Option.

This Agreement and the Option shall not be transferable otherwise than by will or by the laws of descent and distribution, and the Option shall be exercisable, during the Optionee’s lifetime, solely by the Optionee, except on account of the Optionee’s Permanent and Total Disability or death.

7. Exercise of Option.

(a) The Option shall become exercisable at such time as shall be provided herein or in the Plan and shall be exercisable by written notice of such exercise, in the form prescribed by the Committee, to the Secretary of the Company, at its principal office. The notice shall specify the number of Shares for which the Option is being exercised.

(b) Shares purchased pursuant to the Option shall be paid for in full at the time of such purchase in cash, in Shares, including Shares acquired pursuant to the Plan, or part in cash and part in Shares. Shares transferred in payment of the Option price shall be valued as of the date of transfer based on their Fair Market Value.

8. Regulation by the Committee.

This Agreement and the Option shall be subject to any administrative procedures and rules as the Committee shall adopt. All decisions of the Committee upon any question arising under the Plan or under this Agreement, shall be conclusive and binding upon the Optionee and any person or persons to whom any portion of the Option has been transferred by will or by the laws of descent and distribution.

9. Rights as a Stockholder.

The Optionee shall have no rights as a stockholder with respect to Shares subject to the Option until certificates for Shares of Common Stock are issued to the Optionee.

10. Change of Control.

Notwithstanding the vesting requirements contained in Section 4, upon a Change of Control, the Option shall automatically become fully vested and exercisable as of the date of such Change of Control.

11. Reservation of Shares.

With respect to the Option, the Company hereby agrees to at all times reserve for issuance and/or delivery upon payment by the Optionee of the Option price, such number of Shares as shall be required for issuance and/or delivery upon such payment pursuant to the Option.

12. Delivery of Share Certificates.

Within a reasonable time after the exercise of the Option, the Company shall cause to be delivered to the Optionee, his or her legal representative or his or her beneficiary, a certificate for the Shares purchased pursuant to the exercise of the Option.

13. Withholding.

In the event the Optionee elects to exercise the Option (or any part thereof), if the Company or an Affiliate shall be required to withhold any amounts by reason of any federal, state or local tax rules or regulations in respect of the issuance of Shares to the Optionee, the Company or Affiliate shall be entitled to deduct and withhold such amounts.

14. Amendment.

The Committee may amend this Agreement at any time and from time to time; provided, however, that no amendment of this Agreement that would materially and adversely impair the Optionee’s rights or entitlements with respect to the Option shall be effective without the prior written consent of the Optionee (unless such amendment is required in order to cause the Award hereunder to qualify as “performance-based” compensation within the meaning of Section 162 (m) of the Code and applicable interpretive authority thereunder).

15. Plan Terms.

The terms of the Plan are hereby incorporated herein by reference.

16. Effective Date of Grant.

The Option shall be effective as of the date first written above.

17. Optionee Acknowledgment.

By executing this Agreement, the Optionee hereby acknowledges that he or she has received and read the Plan and this Agreement and that he or she agrees to be bound by all of the terms of both the Plan and this Agreement.

ATTEST:	AMBASSADORS GROUP, INC.

________________________________	By: _____________________________________ Its: ______________________________________ _________________________________________, Optionee